Exhibit 99.13

Two More Advertising Agencies Come To WWW.PAZOO.COM And All Coding And Technology Changes Are Now Complete

CEDAR KNOLLS, N.J., October 17, 2013 /PRNewswire/ -- Pazoo, Inc. (OTCQB Symbol: PZOO) (German WKN#: A1J3DK) is pleased to report two more advertising agencies have been added to www.pazoo.com bringing numerous new advertisers. Competition for advertising space is again increased and should lead to Pazoo garnering higher earnings per cpm.

Just last week the Pazoo technology team completed all necessary coding changes to the back end of the website which should prevent the site from ever having any glitches like the ones experienced in July of this year. With all the coding and technology upgrades now complete, Pazoo will be able to dramatically increase traffic to the website and can even take an aggressive stance in growing the company moving forward.

Management is now in the process of bringing on additional copywriters and editors to greatly expand the content on the website. With this increased content, and with the maturing of the website, it is expected that earnings per cpm will continue to improve and possibly at a quicker rate than we have already experienced. Over the past 3 months Pazoo had scaled back on its marketing and advertising while all coding and technology changes were being implemented.  However, during this time daily revenue has increased from about $250 per day or a $3,000 monthly run rate to currently about $400 per day or a $12,000 per month run rate.

Pazoo is expected to start a large-scale marketing and advertising program in the early part of November to begin to dramatically increase visitors to www.pazoo.com.

CEO of Pazoo, Inc., David Cunic stated, "We are very excited as a management team as we are about to take Pazoo to a whole new level as a company. All of the gritty behind the scenes work of preparing the website for explosive growth is basically done. Just another week or so and we will be ready to aggressively grow the company.”

About Pazoo, Inc.:

Pazoo, Inc. is a company focused on empowering individuals with the tools to enrich their lives. Pazoo delivers information, services and products through direct response digital and TV, retail stores and its website.www.pazoo.com is a health and wellness social community with an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. We feature industry experts from the health and wellness industry as well as the pet industry. On the website an individual can find a limited, and high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:

Taylor Capitol, LLC
Phone: 973-351-3868
Email: INVESTOR@PAZOO.COM

SOURCE Pazoo, Inc.

Release Date: October 17, 2013